EXHIBIT 23.2
Consent of Independent Certified Public Accountants
We have issued our report dated December 1, 2006 (except for Note 13, as to which the date is January 29, 2007), accompanying the consolidated financial statements of Century Theatres, Inc. and Subsidiaries contained in the Cinemark Holdings, Inc. Final Prospectus dated April 23, 2007, filed on April 24, 2007 pursuant to Rule 424(b)(1) of the Securities Act. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 of Cinemark Holdings Inc.
/s/ GRANT THORNTON LLP
San Francisco, California
September 26, 2007